UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2005

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Delaware (State of Incorporation)	93-0816972 (I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR (Address of principal executive offices)	97035 (Zip Code)

(503) 684-7000
(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     The Greenbrier Companies, Inc. (the “Company”) today elaborated on its plans to strengthen its management and its Board of Directors, including actions related to succession planning and compensation of key personnel.

     In addition, the Company said its Board is actively seeking another qualified independent Board member. It plans to elect another independent director in the next few months. This election will increase the Board to eight members, of whom five directors will be considered to be independent under the definitions of the New York Stock Exchange. The Board is committed to maintaining a majority of independent directors.

     The Company has been actively planning for the succession of certain key senior manufacturing and financial personnel. Over the balance of 2005, Greenbrier expects that it will announce the appointment of several highly qualified executives to its management team.

     As part of its efforts to strengthen its management and Board for the future, the Board also is reviewing key management compensation packages to ensure they are competitive with current market conditions and to assist in attracting and retaining key personnel. The Board also recently approved the revision of compensation arrangements for non-employee directors. The Compensation Committee of the Board has obtained input from independent compensation consultants.

     This assessment has prompted the Compensation Committee, which has not made any stock incentive grants since 2002, to approve the accelerated vesting of all outstanding and unvested stock options, amounting to approximately 380,700 shares. The Committee also plans to authorize the granting of up to 360,000 additional shares of restricted stock vesting for periods up to five years to key personnel, under the Company’s 2005 Stock Incentive Plan. The Committee expects that certain key personnel also will enter into change of control agreements.

     The Board of Directors also recently authorized an increase in the quarterly dividend to $.08 per common share, up from prior quarters’ $.06 per common share, payable on August 5, 2005 to stockholders of record as of July 15, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE GREENBRIER COMPANIES, INC.
Date: July 8, 2005	By:	/s/ Larry G. Brady
Larry G. Brady
Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)